Exhibit 99.1
October 12, 2017

Contact:	Investor contact:
Media Relations	Matt Grady
(206) 304-0008	Director, Investor Relations
newsroom@alaskaair.com	(206) 392-5382

Alaska Air Group reports September 2017 operational results

SEATTLE — Alaska Air Group, Inc. (NYSE: ALK) today reported September and year-to-date operational results on a consolidated basis, for its mainline operations operated by subsidiaries Alaska Airlines, Inc. (Alaska) and Virgin America Inc. (Virgin America), and for its regional flying operated by subsidiary Horizon Air Industries, Inc. (Horizon) and third-party regional carriers SkyWest Airlines and Peninsula Airlines.

Air Group's acquisition of Virgin America took place on December 14, 2016. Operational results below include Virgin America results from pre-acquisition periods for comparison.

AIR GROUP
On a combined basis for all operations, Air Group reported an 8.4 percent increase in traffic on a 10.1 percent increase in capacity compared to September 2016. Load factor decreased 1.3 points to 82.9 percent.

The following table shows the operational results for September and year-to-date compared to the prior-year periods(1):

	September			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	3,543	3,384	4.7%	33,063	31,564	4.7%
Revenue passenger miles RPM (000,000) "traffic"	4,162	3,839	8.4%	39,072	36,669	6.6%
Available seat miles ASM (000,000) "capacity"	5,021	4,561	10.1%	46,169	43,548	6.0%
Passenger load factor	82.9%	84.2%	(1.3) pts	84.6%	84.2%	0.4 pts

(1)	2016 information has been adjusted to include Virgin America operating results for comparison.

ALASKA
Alaska reported a 9.1 percent increase in traffic on a 10.9 percent increase in capacity compared to September 2016. Load factor decreased 1.4 points to 83.1 percent. Alaska also reported 86.4 percent of its flights arrived on time in September 2017, compared to the 90.2 percent reported in September 2016.

The following table shows Alaska's operational results for September and year-to-date compared to the prior-year periods:

	September			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	2,068	1,911	8.2%	19,693	18,432	6.8%
RPMs (000,000)	2,742	2,513	9.1%	26,582	24,767	7.3%
ASMs (000,000)	3,298	2,973	10.9%	31,122	29,216	6.5%
Passenger load factor	83.1%	84.5%	(1.4) pts	85.4%	84.8%	0.6 pts
On-time arrivals as reported to U.S. DOT	86.4%	90.2%	(3.8) pts	82.0%	88.5%	(6.5) pts

VIRGIN AMERICA
Virgin America traffic increased 4.6 percent on a 5.5 percent increase in capacity compared to September 2016. Load factor decreased 0.7 points to 83.5 percent. Virgin America also reported 77.4 percent of its flights arrived on time in September 2017, compared to 82.3 percent in September 2016.

The following table shows Virgin America operational results for September and year-to-date compared to the prior-year periods:

	September			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	689	673	2.4%	6,182	6,028	2.6%
RPMs (000,000)	1,058	1,011	4.6%	9,463	9,101	4.0%
ASMs (000,000)	1,267	1,201	5.5%	11,274	10,820	4.2%
Passenger load factor	83.5%	84.2%	(0.7) pts	83.9%	84.1%	(0.2) pts
On-time arrivals as reported to U.S. DOT	77.4%	82.3%	(4.9) pts	67.2%	76.5%	(9.3) pts

REGIONAL
Regional traffic increased 14.9 percent on a 17.3 percent increase in capacity compared to September 2016. Load factor decreased 1.6 points to 79.6 percent. Alaska's regional partners also reported 82.7 percent of its flights arrived on time in September 2017, compared to 90.1 percent in September 2016.

The following table shows regional operational results for September and year-to-date 2017, compared to the prior-year periods:

	September			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	786	800	(1.8)%	7,188	7,105	1.2%
RPMs (000,000)	362	315	14.9%	3,027	2,801	8.1%
ASMs (000,000)	455	388	17.3%	3,772	3,512	7.4%
Passenger load factor	79.6%	81.2%	(1.6) pts	80.2%	79.8%	0.4 pts
On-time arrivals as reported to U.S. DOT	82.7%	90.1%	(7.4) pts	79.4%	87.5%	(8.1) pts

Alaska Airlines, together with Virgin America and its regional partners, flies 40 million guests a year to 118 destinations with an average of 1,200 daily flights across the United States and to Mexico, Canada, Costa Rica and Cuba. With Alaska and Alaska Global Partners, guests can earn and redeem miles on flights to more than 900 destinations worldwide. Alaska Airlines ranked “Highest in Customer Satisfaction Among Traditional Carriers in North America” in the J.D. Power North America Satisfaction Study for 10 consecutive years from 2008 to 2017. Learn more about Alaska’s award-winning service at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines, Virgin America and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).

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